Exhibit 1.01

Conflict Minerals Report of Ambarella, Inc.

in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report for Ambarella, Inc. (“Ambarella”, “we” , “us” or “our”), filed with the Securities Exchange Commission (SEC) in accordance with Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934 (the “1934 Act”) for calendar year 2014. The Rule was adopted by the SEC to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. “Conflict minerals” are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (3TG) for the purposes of this assessment.

Consistent with the provisions of Rule 13p-1, neither this specialized disclosure report nor our Reasonable Country of Origin Inquiry described herein has been audited by a third party.

1.	Company Overview; Products

Ambarella was incorporated in the Cayman Islands in 2004. Ambarella designs, markets and sells low-power, high-definition (HD) video compression and image processing semiconductor solutions. Ambarella’s system-on-a-chip (SoC) solutions are used in a variety of HD cameras, including Internet Protocol, or IP, security cameras, wearable sports cameras, unmanned aerial video, or UAV, cameras, and automotive video camera recorders. In addition, Ambarella’s video compression SoCs also are used in television broadcasting equipment. Ambarella’s ordinary shares have been listed on the NASDAQ Stock Market (symbol: AMBA) since the company’s initial public offering in October 2012.

Ambarella’s SoC solutions integrate HD video processing, image processing, audio processing and system functions onto a single semiconductor chip, delivering exceptional video and image quality, functionality and low power consumption. Ambarella sells its SoC solutions to manufacturers of video cameras and television broadcasting infrastructure equipment. Ambarella’s primary camera markets are for wearable sports cameras, IP security cameras, automotive aftermarket cameras and UAV cameras.

During the 2014 calendar year, we sub-contracted to manufacture products containing 3TG minerals and that the use of these minerals is necessary to the functionality or production of our products.

2.	Supply Chain Overview

We operate our business based on a fabless semiconductor model. Accordingly, we rely on third parties located in Asia for substantially all of our manufacturing operations, including wafer fabrication, assembly and testing of our products. There are multiple tiers between our company and the mines that produce conflict minerals. Accordingly, we rely on our direct suppliers to provide information on the origin of the conflict minerals that are included in our products.

3.	Due Diligence Program

Our due diligence processes and efforts have been developed in conjunction with the second edition of the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for gold and for tin, tantalum and tungsten. We designed our due diligence process to conform in all material respects with these OECD guidelines. Ambarella’s due diligence measures included:

•	Identification of the components in Ambarella products that contain conflict minerals, and the suppliers through which those components are sourced.

•	Conducting a supply-chain survey with direct suppliers of materials containing conflict minerals using the using the standard Conflict Minerals Reporting Template designed by the Electronic Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI).

•	Comparing the smelters and refiners identified in the supply-chain survey against the list of smelter facilities which have been identified as “conflict free” by programs such as the EICC/GeSI Conflict Free Smelter (CFS) program for tantalum, tin, tungsten and gold.

Our conflict minerals project team responsible for conducting the due diligence is comprised of employees in our operations department, which is responsible for selecting, and retaining relationships with, our third-party vendors. Our due diligence process is overseen by executives from our operations and legal functions.

We have retained all relevant documentation from our RCOI documentation to ensure the retention of relevant documentation in a structured electronic database.

4.	Reasonable Country of Origin Inquiry (RCOI) and RCOI Results

We conducted a survey of our active suppliers using a template developed by the Electronic Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI), known as the Conflict Minerals Reporting Template. The template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the template contains questions about the origin of conflict minerals included in their products, as well as supplier due diligence. This template is being widely adopted by many companies in their due diligence processes related to conflict minerals.

During the process of our review, we identified our high-risk direct suppliers who fell within the scope of our RCOI. We sent the Conflict Minerals Reporting Template to these direct suppliers and received responses from each of them. As a result of this survey, 47 smelters and refineries were identified by our supply chain, all of which are identified as CFSI’s known smelters and refineries. Based on the responses, 75% of our suppliers do source some conflict minerals from the covered countries. With the exception of one supplier, all of the smelters and refiners identified by our suppliers as sourcing from covered countries are listed on the CFSI Conflict Free Smelter List. One of our suppliers identified a tungsten smelter that is active in the CFSI Conflict Free Smelter Program but has not yet completed the certification process.

All of the smelters and refiners identified by our suppliers are listed below.

5.	Audit of Supply Chain Due Diligence

We do not have a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of the other entities in our supply chain. However, we do rely upon industry efforts to influence smelters and refineries to participate in the EICC/GeSI Conflict-Free Smelter Program.

6.	Improvement Efforts to Mitigate Risk

We intend to undertake the following next steps to improve the due diligence process and to gather additional information that will assist us to determine whether the conflict minerals we utilize benefit armed groups contributing to human rights violations:

•	continue to conduct and report annually on supply chain due diligence for the applicable conflict minerals;

•	attempt to validate supplier responses using information collected via independent conflict free smelter validation programs such as the Electronic Industry Citizenship Coalition / Global e-Sustainability Initiative (EICC/GeSI) Conflict Free Smelter Program;

•	encourage direct suppliers to purchase components or other materials included in components used in Ambarella products from smelters that have obtained a “conflict-free” designation from an independent, third-party audit program; and

•	examine the possibility of establishing new terms and conditions in supplier contracts that stipulate responses to conflict mineral related inquire.

7.	Facilities Used to Process Conflict Materials

The following list represents the smelters and refiners provided by our suppliers, verified against the CFSI known smelters and refiners.

List of Facilities

Metal	Name of Smelter or Refinery	Smelter/Refinery Location
Gold	Heraeus Ltd. Hong Kong	HONG KONG

Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA

Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN

Gold	Metalor Technologies SA	SWITZERLAND

Gold	Argor-Heraeus SA	SWITZERLAND

Gold	Asahi Pretec Corporation	JAPAN

Gold	Materion	UNITED STATES

Gold	Mitsubishi Materials Corporation	JAPAN

Gold	Royal Canadian Mint	CANADA

Gold	SEMPSA Joyería Platería SA	SPAIN

Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA

Tantalum	H.C. Starck GmbH Goslar	GERMANY

Tantalum	H.C. Starck GmbH Laufenburg	GERMANY

Tantalum	H.C. Starck Co., Ltd.	THAILAND

Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY

Tantalum	H.C. Starck Inc.	UNITED STATES

Tantalum	H.C. Starck Ltd.	JAPAN

Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA

Tantalum	Global Advanced Metals Boyertown	UNITED STATES

Tantalum	Ulba	KAZAKHSTAN

Tantalum	F&X Electro-Materials Ltd.	CHINA

Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION

Tin	CV United Smelting	INDONESIA

Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA

Tin	Metallo Chimique	BELGIUM

Tin	Mineração Taboca S.A.	BRAZIL

Tin	Minsur	PERU

Tin	OMSA	BOLIVIA

Tin	PT Bangka Putra Karya	INDONESIA

Tin	PT Bukit Timah	INDONESIA

Tin	PT Stanindo Inti Perkasa	INDONESIA

Tin	PT Timah	INDONESIA

Tin	Thaisarco	THAILAND

Tin	PT Bangka Tin Industry	INDONESIA

Tin	Yunnan Tin Company, Ltd.	CHINA

Tin	Alpha	UNITED STATES

Tin	PT Tambang Timah	INDONESIA

Tin	PT Timah (Persero), Tbk	INDONESIA

Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL

Tungsten	Xiamen Tungsten Co., Ltd	CHINA

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA

Tungsten	Ganzhou Huaxin Tungsten Products	CHINA

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA

Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA

Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	CHINA

Tungsten	Global Tungsten & Powders Corp.	UNITED STATES